Exhibit 10.3

ALON USA, LP

7616 LBJ Freeway, Suite 300

Dallas, Texas 75251

Re:	Third Letter Agreement with Respect to Ethanol Offloading, Storage and Blending Facilities to be Constructed and Ethanol Offloading, Storage and Blending Services to be Provided Under the Pipeline and Terminals Agreement (as such agreement has been amended and supplemented through the date hereof, the “Agreement”) entered into on February 28, 2005, between Holly Energy Partners, L.P. (“HEP”) and ALON USA, LP (“ALON”)

Ladies and Gentlemen,

As you are aware, ALON has requested that HEP provide certain ethanol offloading, storage and blending services under the Agreement to ALON at HEP’s Refined Products Terminals located in Abilene, Texas and Wichita Falls, Texas. Such services, which are more fully described in Exhibit 1 hereto (the “Services”), constitute additional ancillary services under Section 2(c) of the Agreement for which the parties have agreed upon additional fees and rates as set forth herein. HEP will incur capital expenditures to modify existing equipment and facilities and to construct additional equipment and facilities necessary to provide such services to ALON at the Refined Products Terminals. The purpose of this letter agreement (this “Third Letter Agreement”) is to supplement the Agreement by memorializing the agreement between HEP and ALON with respect to the construction and operation of the equipment and facilities HEP will use to provide the Services to ALON, the fees that ALON will pay to HEP with regard to the use of such Services, equipment and facilities, and the other matters set forth herein. Capitalized terms used in this Third Letter Agreement that are not otherwise defined herein shall have the meaning given to them in the Agreement. Now, therefore, HEP and ALON agree as follows:

1. Construction. HEP agrees to modify existing equipment and facilities and to construct, or cause to be constructed, additional equipment and facilities at the Refined Products Terminals as described in Exhibit 1 hereto (the “Facilities”). During construction and following the date upon which construction is completed and the Facilities are ready for use (the “Completion Date”), HEP or one of its Affiliates shall own the Facilities (subject to the provisions of the Agreement, including the second sentence of Section 2(b)(i) thereof) and, following the Completion Date, will operate and maintain them in accordance with applicable law and recognized industry standards.

2. Volume Commitment and Fees.

(a) Minimum Volume Commitment. Commencing on the Completion Date, ALON will utilize the Facilities and the Services with regard to volumes of ethanol equal to or greater than 1,000 bpd (the “Minimum Ethanol Volume Commitment”) applied on a quarterly basis as set forth in Section 3 of this Third Letter Agreement.

(b) Volume Measurement. For the purposes of measuring the volumes of ethanol applied to the Minimum Ethanol Volume Commitment, calculating the fees due under this Third Letter Agreement and any additional terminalling fees due with respect to such volumes of ethanol under Section 3(c) of the Agreement, the volume shall be the volume of ethanol received into the Refined Products Terminals.

(c) Adjustment for HEP Operational Difficulties. Without prejudice to any other remedy available to ALON, if for any period of time ALON is unable, because of HEP’s operational difficulties, to utilize the Services in the volumes that are required to meet the Minimum Ethanol Volume Commitment and for which ALON is ready, willing and able to utilize the Services with respect to such volumes, then the Minimum Ethanol Volume Commitment will be reduced for such period of time by the volume of ethanol for which ALON is unable to utilize the Services as reasonably determined and communicated by ALON to HEP in writing from time-to-time during such period. The parties agree that no discount rates, as provided in Section 2(a)(v) of the Agreement, shall apply to the Minimum Ethanol Volume Commitment.

(d) Ethanol Rate. The initial fee for the Services shall be $1.85 per barrel of ethanol received into the Refined Products Terminals (the “Ethanol Rate”); provided, however, that (i) the Ethanol Rate shall be lowered to $1.00 per barrel upon the earlier to occur of (A) the receipt of at least 1,825,000 barrels of ethanol in the aggregate, or (B) the date that is five (5) years from the Completion Date, and (ii) the Ethanol Rate is subject to further and additional adjustment as provided in Section 2(e) of this Third Letter Agreement. For the sake of clarity, the volume of ethanol loaded across the loading rack at a Refined Products Terminal will be included in calculating terminalling fees under Section 3(c) of the Agreement, and the fees payable under this Third Letter Agreement are in addition to such terminalling fees.

(e) Adjustments to the Ethanol Rate. The Ethanol Rate shall be adjusted on [July 1] of each calendar year commencing on [July 1,] 2012, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example of the formula for the 2010 change is [PPI (2009) – PPI (2008)] / PPI (2008)]. If the PPI index change is negative in a given year then there will be no change in the Ethanol Rate. If the PPI is no longer published, then HEP and ALON shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Ethanol Rate. If ALON and HEP are unable to agree, a new index will be determined by binding arbitration in accordance with Section 21(g) of the Agreement, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Ethanol Rate.

3. Activity Notice, Billing, and Payment.

(a) Activity Notice. HEP shall include in each Activity Notice delivered to ALON under the Agreement the following information:

(i) the total volume of ethanol received using the Facilities during the Contract Quarter to which such Activity Notice relates (the “Total Ethanol Volume”) together with the total revenues attributable to such volumes (the “Total Ethanol Revenue”);

(ii) a statement of the amount by which the Total Ethanol Volume was greater than or less than (such deficiency being the “Deficient Ethanol Volume”) the Minimum Ethanol Volume Commitment multiplied by the actual number of days in such Contract Quarter (the “Quarterly Minimum Ethanol Volume”);

(iii) the revenue due to HEP with respect to any Deficient Ethanol Volume (the “Deficient Ethanol Revenues”), which shall be calculated by multiplying the Deficient Ethanol Volume by the Ethanol Rate applicable to such volumes (as adjusted pursuant to the provisions of this Third Letter Agreement) had they been received using the Facilities;

(b) Billing Statement. Amounts due from ALON to HEP under this Third Letter Agreement, including any Deficient Ethanol Revenues, shall be included in the monthly Statement and paid in accordance with the provisions of the Agreement.

(c) No Offset; No Carry-Over. The amounts due under this Third Letter Agreement shall not be considered in calculating any Total Deficient Revenues, Total Excess Revenues, Total Revenues or Net Excess Revenues in Section 15 of the Agreement, and ALON shall not be permitted to offset any amounts it owes with respect to its use of the Facilities or the Services against any other amounts owed to it by HEP. No amounts of excess revenue or volume attributable to ALON’s use of the Facilities or Services and no Deficient Ethanol Volume, Deficient Ethanol Revenues, Total Ethanol Volume or Total Ethanol Revenue with respect to any Contract Quarter shall be considered in calculating the Deficient Ethanol Volume, Deficient Ethanol Revenues, Total Ethanol Volume or Total Ethanol Revenue for any subsequent Contract Quarter or the amounts due from ALON with respect to any such subsequent Contract Quarter.

(d) Survival. The obligation of ALON to pay the amounts due hereunder with respect to the Minimum Ethanol Volume Commitment shall survive the termination of the Agreement until such time as HEP shall have received aggregate payments hereunder equal to $3,376,250.

4. Other Matters.

(a) Exclusion from Section 14. The parties agree that the Facilities shall not be considered “Capital Improvements” under Section 14 of the Agreement, and ALON shall not be required to make payment to HEP of any Monthly Capital Construction Amount with regard to the Facilities.

(b) Addendum and Supplement. The parties agree that this Third Letter Agreement shall constitute an addition and supplement to the Agreement regarding the matters set forth herein and therefore shall be in effect for the Initial

Term and any Renewal Term. The terms of this Third Letter Agreement, and the Exhibits hereto, are incorporated into the Agreement.

(c) Counterparts. This Third Letter Agreement may be executed in two or more counterparts, each of which, when delivered (which deliveries may take place by facsimile or electronic mail) shall be deemed an original, but all of which shall constitute one and the same instrument

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Third Letter Agreement has been executed as of the date first written above by the undersigned:

HEP:

Holly Energy Partners, L.P.

By:	Holly Logistics Holdings, L.P. General Partner

	By:	Holly Logistic Services, L.L.C., General Partner

By:
Name:
Title:

ALON:

ALON USA, L.P.

By:	ALON USA GP, LLC, General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO THIRD LETTER AGREEMENT]

EXHIBIT 1

Description of Services:

Ethanol offloading, storage and blending capabilities at Abilene and Wichita Falls Terminals. Ethanol offloading will be allowed from the hours of 7am to 4pm on normal business days. Each terminal modification constructed will be capable of receiving an average of 750 barrels of ethanol per calendar day.

Description of Equipment and Facilities to be Constructed:

a.	The scope of work at the Abilene Terminal includes: installation of a new single lane ethanol unloading rack south of the existing tank containment complete with unloading skid consisting of a pump, piping, positive displacement meter and sump with pump; installation of tank pad, foundation and containment for a new 30,000 barrel diesel tank along with tank valves, level switches and a level transmitter; installation of fill piping from the unloading facility to existing Tank 103, modification of existing Tank 103 pump piping to extend its discharge to the existing loading manifold area and tie in to existing premium and regular loading lines to the existing rack, extension of existing Tank 103 fill line to the new tank, installation of a suction line to a new product loading pump outside the new tank containment and installation of a discharge line from the new tank pump to tie in to the discharge line from Tank 103; installation of electrical facilities to power the unloading system and the new tank product pump; and installation of controls for the unloading skid and the new tank level switches and transmitter.

b.	The scope of work at the Wichita Falls Terminal includes: installation of a new single lane ethanol unloading rack extension east of the existing loading racks complete with unloading skid consisting of a pump, piping and positive displacement meter along with extension of the existing transmix arm; installation of fill piping from the unloading facility to existing Tank 5 via an existing 4” under road pipe section, installation of a new suction piping from Tank 5 to the new ethanol loading pumps via an existing 8” under road pipe section, installation of discharge piping from the new ethanol pumps to the existing loading manifold area and tie in to two (2) each existing premium and regular loading lines to the existing rack, extension of the existing transmix loading line to the new rack extension along with relocation of the loading arm for same, extension of the existing fire suppression header to the new rack, extension of the vent line to the new rack, and tie in of rack extension drain to existing rack drain; installation of electrical facilities to power the unloading system and the ethanol loading pumps; and installation of controls for the unloading skid and ethanol loading pumps.

[EXHIBIT 1 TO THIRD LETTER AGREEMENT]